Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CVR GP, LLC
and
The Managing General Partner
CVR Partners, LP:
We consent to the incorporation by reference in the registration statement on Form S-8 of CVR Partners, LP of our report dated March 16, 2011, with respect to the consolidated balance sheets of CVR Partners, LP and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the Form S-1 (No. 333-171270) of CVR Partners, LP dated March 31, 2011.

/s/ KPMG LLP
Houston, Texas
April 11, 2011